Exhibit 99.1
CONTACT: PAUL VITEK, CFO
(972) 401-0090
Release # 08-13
CARBO CERAMICS NAMES ERNESTO BAUTISTA VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER, SUCCEEDING PAUL G. VITEK
Irving, Texas (December 8, 2008) — CARBO Ceramics Inc. (NYSE: CRR) today announced that it has appointed Ernesto Bautista, III as Vice President. Effective January 20, 2009 Mr. Bautista will assume the position of Chief Financial Officer succeeding Paul G. Vitek who is retiring after 20 years with CARBO.
President and CEO Gary Kolstad commented, “Mr. Bautista has outstanding experience in the oilfield industry and will be a strong complement to the experienced management team we have in place. 2008 has been another strong year of growth for CARBO, and Ernesto has the energy and background necessary to help our team continue to expand in the future.
“For over 20 years Mr. Vitek has been instrumental in growing this Company and transforming it from a privately held company to a New York Stock Exchange listed company with one of the industry’s strongest financial positions. His enthusiasm for the people and products of the Company has helped guide CARBO to the leading position it holds in the industry today.”
Commenting on his appointment, Mr. Bautista said, “I am very pleased to join the CARBO management team. This is a highly respected company with a long history of profitability and growth. The Company’s strong financial position provides an outstanding platform for continued growth, and I am looking forward to working with a seasoned management team to execute our future plans.”
Mr. Bautista most recently served as Vice President and Chief Financial Officer of W-H Energy Services, Inc., in Houston, Texas. He attended Rice University where he earned undergraduate degrees in economics, psychology, and managerial studies and a Master’s of Accountancy. Mr. Bautista previously worked with Arthur Andersen in the Enterprise Group of the Assurance Practice and is also a Certified Public Accountant in the State of Texas.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s largest supplier of ceramic proppant, the provider of the world’s most popular fracture simulation software, and a leading provider of fracture design, engineering and consulting services. The Company also provides a broad range of technologies for geotechnical monitoring.
###

1